Exhibit 2.2


THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action to be taken, you should immediately consult your bank manager, solicitor, accountant or other independent professional adviser authorised under the Financial Services Act 1986.

If you have sold or transferred all your shares in Euramax International Limited, please send this document and the accompanying proxy forms to the purchaser or transferee without delay.

-------------------------------------------------------------------------------



                                    Proposals

            for the acquisition of the entire issued share capital of


                          EURAMAX INTERNATIONAL LIMITED

                                       by

                           EURAMAX INTERNATIONAL, INC.

                          to be effected by means of a

                              Scheme of Arrangement

                   under Section 425 of the Companies Act 1985

-------------------------------------------------------------------------------


A letter from the Chairman of Euramax International Limited is set out on pages 5 to 9 of this document.

Notices of meetings of Euramax International Limited to be held on 16 November 1999 are set out on pages 52 to 61 of this document. The action you are recommended to take is set out on pages 22 and 23 of this document. Whether or not you intend to be present at the meetings convened by the above-mentioned notices, you are requested to complete and return the relevant forms of proxy so as to arrive as soon as possible and in any event no later than 48 hours before the time fixed for the relevant meeting. Forms of proxy for the Court Meetings (but not for the Extraordinary General Meeting) will be valid if handed to the Chairman of the relevant Court Meeting at the meeting.

                                    CONTENTS


DEFINITIONS...................................................................................................1

PART I - LETTER FROM THE CHAIRMAN OF EURAMAX..................................................................5

PART II - EXPLANATORY STATEMENT..............................................................................10

PART III - SCHEME OF ARRANGEMENT.............................................................................24

APPENDIX I - STRUCTURE DIAGRAMS..............................................................................30

APPENDIX II - COMPARISON OF EURAMAX SHARES AND EURAMAX US SHARES.............................................31

APPENDIX III - GENERAL INFORMATION...........................................................................44

APPENDIX IV - COMPARISON OF LAWS.............................................................................48

NOTICES OF MEETINGS..........................................................................................51

    Notice of Court Meeting of holders of Voting Ordinary Shares.............................................51

    Notice of Court Meeting of holders of Non-voting Ordinary Shares.........................................53

    Notice of Court Meeting of Holders of Dollar Preference Shares...........................................55

    Notice of Court Meeting of Holders of Sterling Preference Shares.........................................57

    Notice of Extraordinary General Meeting..................................................................59


                     EXPECTED TIMETABLE OF PRINCIPAL EVENTS

                                                                                                  1999

Latest time for receipt of forms of proxy for the Court Meetings+
-        from holders of Voting Ordinary Shares                                     8.30 am on 16 November
-        from holders of Non-voting Ordinary Shares                                 8.45 am on 16 November
-        from holders of Dollar Preference Shares                                   9.00 am on 16 November
-        from holders of Sterling Preference Shares                                 9.15 am on 16 November
Latest time for receipt of forms of proxy for the Extraordinary General Meeting     9.30 am on 16 November
Court Meeting of holders of Voting Ordinary Shares                                  9.30 am on 16 November
Court Meeting of holders of Non-voting Ordinary shares                              9.45 am on 16 November
Court Meeting of holders of Dollar Preference Shares                                10.00 am on 16 November
Court Meeting of holders of Sterling Preference Shares                              10.15 am on 16 November
Extraordinary General Meeting*                                                      10.30 am* on 16 November
Date of Court hearing of petition to sanction the Scheme                            6 December
Scheme Record Date                                                                  7 December
Effective Date                                                                      8 December
Certificates for Euramax US Shares despatched                                       9 December

  + forms of proxy will be valid if handed to the Chairman of the relevant Court Meeting at that meeting.




  * or so soon thereafter as the Court Meeting of the holders of Sterling Preference Shares has concluded or been adjourned.

         DEFINITIONS

         In this document and the appendices hereto, unless the context otherwise requires, the following words and expressions have the following meanings:

         "ACT" means the Companies Act 1985 (as amended);

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are generally open for business in London;

         "CAPITAL REDUCTION RESOLUTION" means the special resolution to cancel the Euramax Shares, to be proposed at the Extraordinary General Meeting;

         "COURT" means the High Court of Justice in England and Wales;

         "COURT MEETINGS" means the meetings of the holders of Voting Ordinary Shares, Non-voting Ordinary Shares, Dollar Preference Shares and Sterling Preference Shares convened by order of the Court, notices of which are set out on pages 52 to 59 of this document;

         "DIRECTORS" means the directors of Euramax as at the date of this document;

         "DOLLAR PREFERENCE SHARES" means the 33,925,000 14 per cent redeemable cumulative preference shares of US$1 each in the capital of Euramax;

         "EFFECTIVE DATE" means the date on which the Scheme becomes effective in accordance with its terms;

         "EURAMAX" or "THE COMPANY" means Euramax International Limited;

         "ENLARGED GROUP" means Euramax US and its subsidiaries following its acquisition of the issued share capital of the Company pursuant to the Scheme;

         "EURAMAX GROUP" means Euramax and its subsidiaries;

         "EURAMAX SHARES" means the Ordinary Shares and the Preference Shares;

         "EURAMAX US" means Euramax International, Inc.;

         "EURAMAX US SHARES" means the Voting US Shares and the Restricted Voting Euramax US Shares;

         "EURAMAX US STOCKHOLDERS' AGREEMENT" means the agreement proposed to be made between Euramax US and the persons who will, following the implementation of the Scheme be the holders of Euramax US Shares;

         "EXPLANATORY STATEMENT" means the explanatory statement relating to the Scheme, in compliance with section 426 of the Act set out in Part II of this document;

         "EXTRAORDINARY GENERAL MEETING" means the extraordinary general meeting of the Company convened in connection with the Restructuring Proposals, notice of which is set out on pages 60 and 61 of this document;

         "INSTITUTIONAL DIRECTORS" means the Directors for the time being holding office and appointed by ACP Holding Company and CVC European Equity Partners L.P. as the case may be (or to the extent provided in the Shareholders' Agreement, their respective transferees) pursuant to article 7 of the articles of association of the Company;

         "INSTITUTIONAL INVESTORS" means CVC European Equity Partners L.P., CVC European Equity Partners (Jersey) L.P., ACP Holding Company and Banque Paribas, Grand Cayman Branch, and/or (to the extent provided in the Shareholders' Agreement) their respective transferees;

         "MEETINGS" means the Court Meetings and the Extraordinary General Meeting;

         "NON-VOTING ORDINARY SHARES" means the 88,480 Non-voting Shares of US$1 each in the capital of Euramax;

         "NOTES" means the 11 1/4 per cent Senior Subordinated Notes due 2006 of Euramax issued by Euramax, Euramax European Holdings plc and Euramax European Holdings, B.V.;

         "NOTEHOLDERS" means the holders of Notes;

         "ORDINARY SHARES" means together, the Non-voting Ordinary Shares and the Voting Ordinary Shares;

         "ORDINARY SHAREHOLDER" means a holder of Ordinary Shares;

         "PREFERENCE SHARES" means together, the Dollar Preference Shares and the Sterling Preference Shares;

         "RATE OF EXCHANGE" means the middle-market sterling to US dollar exchange rate quoted by National Westminster Bank plc in London at
         11.00 am on the Scheme Record Date;

         "RESTRICTED-VOTING EURAMAX US SHARES" means shares of Class B restricted voting Common Stock of Euramax US having a par value of $0.01 per share;

         "RESTRUCTURING PROPOSALS" means the proposals for the restructuring of the Group set out in this document, including the proposed acquisition by Euramax US of the entire issued share capital of the Company by means of the Scheme, as described in the Explanatory Statement;

         "SCHEME" means the Scheme of Arrangement under section 425 of the Act (including a reduction of share capital) the text of which is set out in Part III of this document;

         "SCHEME RECORD DATE" means the business day immediately preceding the Effective Date;

         "SCHEME RESOLUTIONS" means the resolutions to be proposed at the Court Meetings;

         "SENIOR CREDIT AGREEMENT" means the amended and restated credit agreement dated as of 16 July 1997 for the provision to companies in the Euramax Group of syndicated senior debt facilities of approximately US$164.7 million, made between Euramax, Amerimax Fabricated Products, Inc., Euramax Holdings Limited, Euramax Europe B.V., Euramax Netherlands B.V., Amerimax Holdings, Inc., Euramax European Holdings plc, Euramax European Holdings B.V.
         and Banque Paribas and other lenders;

         "SENIOR DEBT PROVIDERS" means the lenders under the Senior Credit Agreement;

         "SHAREHOLDER" means a holder of Euramax Shares;

         "SHAREHOLDERS' AGREEMENT" means the shareholders agreement relating to Euramax dated 25 September 1996 and made between Euramax (1) J D Smith and others (2) and CVC European Equity Partners L.P., CVC European Equity Partners (Jersey) L.P., ACP Holding Company and Bank Paribas, Grand Cayman Branch (3);

         "SPECIAL DIVIDEND" means the dividend in specie of the entire share capital of Amerimax Holdings, Inc. proposed to be paid by Euramax pursuant to the Restructuring Proposals;

         "STERLING PREFERENCE SHARES" means the 50,000 14 per cent redeemable cumulative preference shares of L1 each in the capital of Euramax;

         "TERMINATION AGREEMENT" means the agreement proposed to be entered into on or before the Effective Date for terminating the Shareholders' Agreement and recording the consent of the parties thereto to the Scheme;

         "VOTING ORDINARY SHARES" means the 911,520 ordinary shares of US$1 each in the capital of Euramax; and

         "VOTING US SHARES" means shares of Class A voting Common Stock of Euramax US having a par value of $0.01 per share.

                  PART I - LETTER FROM THE CHAIRMAN OF EURAMAX

                          EURAMAX INTERNATIONAL LIMITED

                       (registered in England no 3162836)

Directors:
                  R M Cashin
                  W Ty Comfort
                  P E Drack
                  J M Silvestri
                  J D Smith
                  R Van Rappard
                  S M Wallis

                                Registered Office:        Brunel Road
                                                          Earlstrees Industrial
                                                          Estate, Corby
                                                          Northants
                                                          NN17 4JW

                                               Date:      19 October 1999



To:      HOLDERS OF EURAMAX SHARES


Dear Shareholder

PROPOSED SCHEME OF ARRANGEMENT

Introduction

You will recall that I wrote to you on 5 August 1999 enclosing a notice of an extraordinary general meeting of the Company for the purpose of proposing a resolution to re-register the Company as a private limited company. I referred in that letter to a proposed group restructuring to ensure that the Group's holding company should be a US company rather than a UK company. This document sets out the terms of a scheme of arrangement which is a key element of that restructuring. If the Scheme is implemented, the Company will become a wholly owned subsidiary of Euramax US and you will become a shareholder in Euramax US instead of the Company. I am writing to you to explain the background to the Restructuring Proposals and to outline the terms of the Scheme. Full details of the Scheme are set out in the Explanatory Statement which forms Part II of this document.

Background to the Restructuring Proposals

In September 1996, the Company, through its wholly owned subsidiaries, acquired from Alumax Inc. a number of subsidiaries of that company incorporated in the US, the UK, the Netherlands and

France. The funding for the acquisition was provided by a combination of debt and equity, with substantial capital being provided by ACP Holding Company, an affiliate of Citicorp Venture Capital Ltd, a New York based private equity sponsor, CVC European Equity Partners L.P., a London-based private equity sponsor and certain members of Euramax's management. At the time of this acquisition, it was envisaged that the institutions would, in due course, realise their investments by way of a flotation of the Company on the London Stock Exchange or a trade sale within the UK and, accordingly, the Euramax Group was structured with a UK holding company. However, in view of the fact that the greater part of the Euramax Group's operations are based in the US, your board considers that an exit would be more readily capable of being achieved by a flotation on the US Stock Exchange or a trade sale within the US at the appropriate time (although it is emphasised that there are no immediate plans for any such sale or flotation and any decision to sell Euramax or obtain a listing for its shares will only be made if and when your board considers this to be in the best interests of the Company and its shareholders). Additionally, the operation of the Euramax Group under a US holding company will result in administrative efficiencies.

The Scheme will result in the existing Euramax Group being headed by Euramax US, a company incorporated in the US. Following the implementation of the Scheme, it is proposed that the Group will be further reorganised so that the US subsidiaries of Euramax will be held directly by Euramax US. It is envisaged that these steps will include, INTER ALIA, the payment by Euramax of a dividend in specie comprising the issued share capital of its subsidiary, Amerimax Holdings, Inc.

In addition to providing a mechanism for the acquisition by Euramax US of the entire issued share capital of Euramax, the Scheme will be used to create additional reserves which it is intended should be available for the payment of dividends, including the Special Dividend.

Diagrams illustrating the structure of the existing Euramax Group and that group as it will be following the implementation of the Restructuring Proposals are set out in Appendix I to this document.

The Scheme

The Scheme, which comprises the first step of the Restructuring Proposals, will involve the following steps:

1. all the Euramax Shares will be cancelled, thereby creating a reserve in the books of the Company ("Special Reserve");

2. the Special Reserve will be applied as to part in paying up new ordinary shares in the capital of the Company in favour of Euramax US and as to the balance in creating a reserve out of which it is intended that dividends, including the Special Dividend referred to above, may be paid; and

3. Euramax US will issue to Shareholders appearing on the Register of Members of Euramax at the close of business in London on the Scheme Record Date, shares of common stock in itself on the basis of 38.58164 Euramax US Shares for each Ordinary Share and 0.33583 Euramax US Shares for each Dollar Preference Share (and so in proportion for any greater or lesser number of Ordinary or Dollar Preference Shares). In the case of Sterling Preference Shares, the terms above in relation to Dollar Preference Shares shall apply as if the nominal value of each such share were converted to US dollars at the Rate of Exchange. Holders of Non-voting Ordinary Shares may elect to receive Restricted-voting Euramax US Shares on a basis proportionate to their holdings of Non-voting Operating Shares as part of their allocation of Euramax US Shares. Fractions of Euramax US Shares will be rounded up for the purpose of determining the entitlements of Shareholders pursuant to the Scheme.

The Scheme can only be implemented if:

(i) it is approved at each of the Court Meetings and the Extraordinary General Meeting;

(ii) it receives the consent of Institutional Investors holding at least 66 2/3 per cent of the Ordinary Shares held by all the Institutional Investors;

(iii) it receives the consent of the Noteholders and the Senior Debt Providers; and

(iv)     it is sanctioned by the Court.

Further information on the Scheme is set out in the Explanatory Statement which forms Part II of this document.

EURAMAX US AND EURAMAX US SHARES

Euramax US is a new company established in Delaware. The rights attaching to the Euramax US Shares will be governed by the amended and restated Certificate of Incorporation and by-laws of Euramax US and the laws of the State of Delaware. A summary of the principal differences between such rights and the existing rights attaching to Euramax Shares is set out in Appendix II to this document.

EFFECT OF THE SCHEME ON DIRECTORS

The management responsibilities of the Directors (as directors of Euramax US rather than Euramax) will not (to the extent possible under applicable law) be altered in any material respect as a consequence of the implementation of the Scheme, nor will the Scheme materially affect the rights (including compensation and benefits) of the Directors as directors and/or other employees of the Euramax Group. Details of the interests of the Directors in the Euramax Group are set out on page 13 of this document.

TAXATION

Information relating to the taxation consequences of the Scheme for Euramax Shareholders is set out in the Explanatory Statement which forms Part II of this document.

COURT MEETINGS AND EXTRAORDINARY GENERAL MEETING

Shareholders should note that, in order to be effective, the Scheme must be approved at each of the Court Meetings by a majority in number of the holders of shares of the relevant class present and voting (in person or by proxy) at the Court Meetings. In addition, the majority in number voting in favour at each Court Meeting must together hold not less than 75 per cent of the nominal value of the shares of the relevant class held by all those Shareholders present and voting (in person or by proxy) at the Court Meetings. Voting at each Court Meeting will be by poll.

IT IS DESIRABLE THAT A HIGH PROPORTION OF VOTES ARE CAST AT THE COURT MEETINGS SO THAT THE COURT CAN BE SATISFIED IN EACH CASE THAT THE RESULT FAIRLY REPRESENTS THE OPINION OF THE SHAREHOLDERS. ACCORDINGLY, WHETHER OR NOT YOU PROPOSE TO ATTEND THE MEETINGS IN PERSON, YOU ARE STRONGLY URGED TO COMPLETE, SIGN AND RETURN THE FORMS OF PROXY IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON THEM AS SOON AS POSSIBLE. FAILURE TO DO SO COULD RESULT IN THE SCHEME NOT BECOMING EFFECTIVE AND THE RESTRUCTURING PROPOSALS NOT BEING IMPLEMENTED.

To be effective, the Scheme must also be approved by a special resolution in the terms of the Capital Reduction Resolution to be proposed at the Extraordinary General Meeting.

ACTION TO BE TAKEN

The action to be taken by Shareholders is set out in the Explanatory Statement, which forms Part II of this document.

RECOMMENDATION

The Directors consider the Scheme to be in the best interests of the Company's shareholders as a whole and unanimously recommend that Shareholders support the Scheme by voting in favour of the resolutions to be proposed at the Court Meetings and the Extraordinary General Meeting, as they intend to do in respect of their respective aggregate beneficial holdings of Voting Ordinary Shares, Non-voting Shares and Preference Shares, which respectively represent approximately 6.6 per cent of the issued Voting Ordinary Shares, 0.2 per cent of the issued Non-voting Ordinary Shares, 2.6 per cent of the issued Dollar Preference Shares and 45 per cent of the issued Sterling Preference Shares, in each case as at the date of this document.

Yours sincerely

Stuart M Wallis

Chairman

                         PART II - EXPLANATORY STATEMENT

           (In compliance with section 426 of the Companies Act 1985)


                                                                19 October 1999

TO HOLDERS OF EURAMAX SHARES

1.       INTRODUCTION

         This statement is made in accordance with Section 426 of the Companies Act 1985, which requires there to be sent to members of the Company a statement explaining the effect of the Scheme.

2.       OUTLINE OF THE SCHEME

         2.1 Under the Scheme, on the Effective Date, the share capital of Euramax will be reorganised as follows:

              (i)     all the Euramax Shares will be cancelled;

              (ii) Euramax will apply part of the reserve arising on the cancellation in paying up 1,000 new ordinary shares of L1 each, credited as fully paid to Euramax US;

              (iii) Euramax US will issue Euramax US Shares to the shareholders appearing on the Register of Members of Euramax at the close of business in London on the Scheme Record Date in the following proportions:

              -       38.58164 Euramax US Shares for every one Ordinary Share

              -       0.33583 Euramax US Shares for every Dollar Preference
                      Share

              - 0.33583 Euramax US Shares for every dollar in nominal value of every Sterling Preference Share as if the nominal value of the Sterling Preference Share were converted to dollars at the Rate of Exchange and so in proportion for any greater or lesser number of Euramax Shares. Fractional entitlements to Euramax US Shares will be rounded up to the nearest whole number.

              (iv) It is intended that, subject to the Act, the balance of the reserve arising on the cancellation will be available for payment of dividends including the Special Dividend.

              (v) Holders of Non-voting Ordinary Shares may elect to receive Restricted-voting Euramax US Shares in accordance with the Scheme.

         2.2 The Scheme will become effective and binding if each of the following conditions is fulfilled:

              (a) the Scheme is approved at each of the Court Meetings (or at any adjournment of such meetings);

              (b) the Scheme is approved by Institutional Investors holding at least 66 2/3 per cent of all the Ordinary Shares held by the Institutional Investors as is required by the Shareholders' Agreement (which approval will be evidenced by the execution by such Shareholders of the Termination Agreement);

              (c) the Scheme is approved by the Noteholders in accordance with the terms of the indenture constituting the Notes;

              (d) the Scheme is approved by the Senior Debt Providers in accordance with the provisions of the Senior Credit Agreement;

              (e) the Capital Reduction Resolution is duly passed at the Extraordinary General Meeting;

              (f) the Scheme is sanctioned (with or without modifications as provided by the Scheme) and the associated reduction of capital is confirmed by the Court; and

              (g) an office copy of the Court Order is delivered to and registered by the Registrar of Companies.

              If all the above conditions are fulfilled, it is expected that the Scheme will become effective on 8 December 1999. If the Scheme has not become effective by 8 December 1999 or any later date to which Euramax may agree and the Court may allow, it will lapse and not become effective. Euramax and Euramax US may jointly consent to any modification of the Scheme which is approved or required by the Court.

3.       CALCULATION OF ENTITLEMENTS TO EURAMAX US SHARES

         The entitlements of holders of Euramax Shares to Euramax US Shares pursuant to the Scheme have been calculated by attributing to the entire issued share capital of the Company a value of US$224,971,000 being an amount equal to seven times the earnings before interest, tax, depreciation and amortisation of the Company as shown in the cumulative consolidated management accounts of the Company for the 12 month period ended 24 September 1999 after deducting a sum equal to the long term debt of the Euramax Group net of cash balances. The resulting figure ("EQUITY VALUE") has been used to allocate value between the Ordinary Shares and the Preference Shares as follows:

         - the Preference Shares have been valued at an amount equal to their par value and cumulative dividends accrued thereon; and

         - the Ordinary Shares have been valued by subtracting from the Equity Value the amount so attributed to the Preference Shares.

         Voting Ordinary Shares and Non-voting Ordinary Shares have been accorded the same value since their holders are entitled to convert Non-voting Ordinary Shares into Voting Ordinary Shares, subject to the provisions of the articles of association of the Company.

4.       INFORMATION ON EURAMAX AND THE EURAMAX GROUP

         Euramax is the holding company of the Euramax Group. The Euramax Group is a leading international producer of aluminium and steel products with wholly owned subsidiaries in the United States, the United Kingdom, the Netherlands and France. Euramax's products include painted sheet and coil, siding, roofing, rain carrying systems, windows, doors and various fabricated trim parts and components.

         Further information on Euramax is set out in Appendix III to this document.

5.       INFORMATION ON EURAMAX US AND THE ENLARGED GROUP

         Euramax US is a new company established in Delaware. None of its shares are currently in issue. It will, following the implementation of the Restructuring Proposals, be the holding company of the Enlarged Group. Immediately following the Scheme becoming effective, Euramax US will have no material assets other than the share capital of Euramax.

         Further information on Euramax US, including the names of its intended directors, is set out in Appendix III to this document.

         Diagrams showing the structure of the existing Euramax Group and the structure of the Enlarged Group as it will be following the implementation of the Restructuring Proposals are set out in Appendix I to this document. A summary of the differences between the Euramax Shares and the Euramax US Shares which will be issued in their place is set out in Appendix II to this document.

         Certain differences between the laws of England and Wales and the laws of the State of Delaware affecting companies and their shareholders are outlined in Appendix IV to this document.

6.       DIRECTORS' INTERESTS

         At the close of business as at the date of this document, the interests of the Directors in Euramax Shares, as notified to the Company pursuant to sections 324 or 328 of the Act and as shown in the register of such interests maintained under the provisions of Section 325 of the Act (all of which are beneficial (unless otherwise stated)) were as follows:

         DIRECTOR                                            ORDINARY SHARES              PREFERENCE SHARES


         R M Cashin                                                   10,976                        411,291
         W Ty Comfort                                                    Nil                            Nil
         P E Drack                                                     1,600 (1)                     48,400
         R Van Rappard                                                   Nil                            Nil
         J M Silvestri(2)                                              1,299                         37,450  (3)
         J D Smith                                                    26,400                        193,600
         S M Wallis                                                   20,000                        230,000
         TOTAL                                                        60,275                        920,741



        (1)       Includes 160 Non-voting Ordinary Shares;
        (2) JM Silvistri is also a partner in CCT III Partners LP which holds 52,293 Voting Ordinary Shares and 1,995,386 Dollar Preference Shares;
        (3)       Includes 22,500 Sterling Preference Shares.



         The effect of the Scheme on these interests does not differ from the effects of the Scheme on the interests of any other Shareholder.

         Neither the management responsibilities nor the terms of employment of J D Smith, the sole executive director of the Company, nor the terms of engagement of the non-executive directors will be altered as regards compensation and benefits or otherwise as a consequence of the implementation of the Scheme (to the extent possible under applicable law) although each director will assume a corresponding role on the board of Euramax US.

7.       SHAREHOLDERS' AGREEMENT

         The Company and certain of its shareholders, including members of its management ("MANAGEMENT SHAREHOLDERS") and the Institutional Investors are the parties to a Shareholders' Agreement which contains, INTER
         ALIA:

         - a requirement that the consent of 66 2/3 of the Institutional Investors (measured by reference to the nominal value of their shares) is required to a number of actions, including a variation of the authorised or issued share capital of the Company, the alteration of its Memorandum and Articles of Association and the making of any reduction of its share capital;

         - a requirement that the consent of a director nominated by ACP Holding Company (if one is holding office) and a director nominated by CVC Capital Partners Europe Limited (if one is holding office) is required to a number of financial and operational decisions including the making of capital commitments and acquisitions and disposals in excess of specified limits, the granting of options to acquire shares and the appointment or removal of directors; and

         - certain restrictive covenants relating to the activities of the Management Shareholders for a period of 18 months after any of them ceases to be employed.

         The Company has agreed with the Institutional Investors and the Management Shareholders that those provisions of the Shareholders' Agreement which are of a continuing nature should continue to apply to the parties to the Shareholders' Agreement (including any persons who, although not originally parties to that agreement, have agreed to be bound by its terms ("Additional Parties")) save that rights which at present depend upon the holding of Euramax Shares will have effect by reference to holdings of Euramax US Shares following the implementation of the Scheme. Accordingly it is proposed that on or prior to the Effective Date such shareholders will execute the Euramax US Stockholders' Agreement and an agreement terminating the Shareholders' Agreement and incorporating the consent of the relevant parties (including any Additional Parties) to the Scheme.

         Copies of the Shareholders' Agreement and drafts of the Termination Agreement and Euramax US Stockholders' Agreement are available for inspection by Shareholders of Euramax as set out in Appendix III to this document.

8.       SHARE CERTIFICATES

         Certificates in respect of the Euramax US Shares to be issued pursuant to the Scheme will be sent to holders of Euramax Shares on the register of members of Euramax at the close of business on the Scheme Record Date. In the case of joint holders, these will be despatched to the joint holder whose name appears first in the Register of Members. Certificates will be despatched at the risk of the person(s) entitled to them.

         Upon the Scheme becoming effective, existing certificates for Euramax Shares will cease to be valid and should, if Euramax so requests, be sent to Euramax for cancellation. No transfer of Euramax Shares will be registered after the Record Date.

9.       TAXATION

         The statements set out below are intended only as a general guide to current UK law and practice (or US or Dutch law and practice as appropriate). They apply only to certain categories of person who are resident in the UK, US or the Netherlands and who hold their shares as investments and are the beneficial owners thereof. The following summary does not purport to be a complete analysis or listing of all the potential UK, US or Dutch tax consequences arising from the Scheme. If you are in any doubt as to your tax position, you are strongly recommended to consult your professional adviser. This summary is based upon UK law and UK Inland Revenue practice (or US law and US Internal Revenue Service ("IRS") practice or Dutch law and Dutch tax practice) as in effect at the date of this document, each of which may be subject to change, perhaps with retrospective effect. Any changes to these laws and practices may adversely affect the analysis and conclusions as to the tax consequences of the Scheme. No responsibility is assumed to update the conclusions due to any such changes.

         9.1  STATEMENT REGARDING THE TAX POSITION OF UK SHAREHOLDERS

              9.1.1   CAPITAL REDUCTION AND SCHEME OF ARRANGEMENT

                      The opinion of leading UK tax counsel has been obtained regarding the taxation treatment of shareholders of Euramax who are resident for taxation purposes in the UK only and who do not hold their Euramax Shares as trading stock.

                      Shareholders should not as a result of the implementation of the Scheme be treated as disposing of their existing Euramax Shares for the purposes of UK taxation of chargeable gains ("CGT") and their new holdings in Euramax US will be taken to be the same assets acquired at the same time as their original shareholdings in Euramax.

              9.1.2   DISPOSAL OF EURAMAX US SHARES

                      A disposal of Euramax US Shares by a Shareholder resident and ordinarily resident for tax purposes in the UK may, depending on the Shareholder's circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for CGT purposes. A Shareholder who is an individual and who has on or after 17 March 1998, ceased to be resident or ordinarily resident for tax purposes in the UK for a period of less than five years, and who disposes of Euramax US Shares during that period, may also be liable to CGT (subject to any available exemption or relief).

                      A distinction is drawn between Shareholders potentially liable to CGT on the disposal of Euramax US Shares, who are within the charge to corporation tax and those who are not. In the hands of the latter, Euramax US Shares will be eligible for taper relief as non-business assets (as though they were the same assets as the Euramax shares disposed of) and any gain or loss should only arise on the disposal of the Euramax US Shares and will be computed by reference to the CGT base cost of the Euramax Shares for which Euramax US Shares were received in exchange. In the hands of the former, Euramax US Shares will attract indexation allowance and any chargeable gain or allowable loss arising on their disposal will be computed by reference to the base cost of the Euramax Shares for which they were received in exchange.

              9.1.3   DIVIDENDS ON EURAMAX US SHARES

                      9.1.3.1 Euramax US will be required to deduct and account to the IRS for US withholding tax at the rate of 30 per cent on dividends paid to its shareholders. Under the US/UK income tax treaty, the withholding tax on dividends paid to a UK tax resident is reduced to 15 per cent. If the UK tax resident is a corporation which controls, directly or indirectly, at least 10 per cent of the voting stock of Euramax US, the withholding tax on dividends will be reduced to 5 per cent.

                      9.1.3.2 For a shareholder who is a UK resident individual liable to income tax, the gross dividend, (i.e. the sum of the dividend and withholding tax) will be subject to income tax. Generally, the withholding tax will be available as a credit against the UK income tax on the dividend income.

                      9.1.3.3 For a UK resident corporate shareholder the gross dividend will be subject to corporation tax. Generally, the withholding tax will be available as a credit against the UK corporation tax payable in respect of the dividend income.

              9.1.4    STAMP DUTY

                       No UK stamp duty is payable on the issue of shares by Euramax US.

         9.2  STATEMENT REGARDING THE TAX POSITION OF US SHAREHOLDERS

              9.2.1   CAPITAL REDUCTION AND SCHEME OF ARRANGEMENT

                      9.2.1.1 The Scheme, which comprises a capital reduction and scheme of arrangement, should be characterised for US tax purposes as a transaction in which the US shareholders of Euramax should not recognise any gain or loss in connection with the exchange of their shares in Euramax. The US shareholders of Euramax will take a carryover tax basis and holding period in the shares of Euramax US.

                      9.2.1.2 Although the US shareholders of Euramax generally should not recognise any gain or loss, it is possible that certain US shareholders may have to include in gross income as ordinary income their pro rata share of certain earnings and profits of the non-US companies in the Euramax Group. Whilst the US shareholders of Euramax have legal authority to not recognise ordinary income, the IRS could take a contrary position in an audit of the shareholders' tax return. If the IRS ultimately were to prevail, an income inclusion to a US shareholder of Euramax US would be taxed as ordinary dividend income, and the Shareholder's tax basis in the Euramax US shares would be correspondingly increased.

              9.2.2   DISPOSAL OF EURAMAX US SHARES

                      9.2.2.1 A disposal of Euramax US Shares will cause US shareholders to recognise a taxable gain or loss for US tax purposes. If the Euramax US Shares are a capital asset in the hands of the shareholder, such gain or loss will be characterised as a capital gain or loss. Non-US investors should generally not be subject to US tax on a disposal of Euramax US Shares provided that Euramax US does not constitute a "US real property holding company" during the period of five years preceding the disposal.

              9.2.3   DIVIDENDS ON EURAMAX US SHARES

                      9.2.3.1 Dividends paid by Euramax US from its current or accumulated earnings and profits will be fully taxable to shareholders as ordinary income. To the extent dividends are paid to non-US shareholders, the dividend income will be subject to a flat 30 per cent withholding tax (or a reduced rate under an applicable income tax treaty).

                      9.2.3.2 Corporate US shareholders of Euramax US will receive a dividends received deduction of 70 per cent if their ownership in Euramax US is less than 20 per cent and a dividends received deduction of 80 per cent if their ownership is 20 per cent or more.

         9.3  STATEMENT REGARDING THE TAX POSITION OF DUTCH SHAREHOLDERS

              9.3.1   CAPITAL REDUCTION AND SCHEME OF ARRANGEMENT

                      The implementation of the Scheme will not give rise to a chargeable gain for Shareholders who are individuals and resident for tax purposes in the Netherlands unless the individual has a substantial interest (being a shareholding exceeding 5 per cent of the issued share capital of Euramax).

                      Dutch corporate Shareholders may be taxable on any profit arising from their shareholding in Euramax unless the participation exemption is applicable. A corporate shareholder can apply for the participation exemption if it has a direct interest of at least 5 per cent in the issued share capital of Euramax US.

              9.3.2   DISPOSAL OF EURAMAX US SHARES

                      A disposal of Euramax US Shares by a shareholder who is an individual and resident for tax purposes in the Netherlands will not give rise to a chargeable gain or an allowable loss unless he or she has a substantial interest (being a shareholding exceeding 5 per cent of the issued share capital of Euramax US).

                      A disposal of Euramax US Shares by a Dutch resident corporate shareholder which is subject to Dutch corporation tax (35 per cent) will give rise to a chargeable gain or allowable loss unless the participation exemption is applicable. A corporate shareholder can apply for the participation exemption if it has a direct interest of at least 5 per cent in the issued share capital of Euramax US.

              9.3.3   DIVIDENDS ON EURAMAX US SHARES

                      9.3.3.1 Euramax US will be required to deduct and account to the IRS for US withholding tax at the rate of 30 per cent on dividends paid to its shareholders. Under the US/Netherlands income tax treaty, the withholding tax on dividends paid to a Dutch tax resident is reduced to 15 per cent. If the Dutch tax resident is a corporation which controls, directly or indirectly, at least 10 per cent of the voting stock of Euramax US, the withholding tax on dividends will be reduced to 5 per cent.

                      9.3.3.2 Individual shareholders resident in the Netherlands will be subject to Dutch income tax in respect of cash dividends received (maximum 60 per cent income tax). If the individual has a substantial interest, the tax rate is currently 25 per cent. Generally, credit for US withholding tax on the dividends is available.

                      9.3.3.3 A Dutch resident corporate shareholder will normally be liable to corporation tax in respect of dividends received unless the participation exemption is applicable. Generally, credit for US withholding tax on the dividends is available.

10.      MEETINGS

         10.1 COURT MEETINGS

              The Court Meetings have been convened pursuant to an Order of the Court, for the purposes of considering and, if thought fit, approving the Scheme (with or without modification). Notices of the Court Meetings are set out on pages 52 to 59 of this document.

              To become effective the Scheme must be approved at each of the Court Meetings by a majority in number of the holders of each class of Shares in the capital of the Company present and voting (in person or by proxy) at the Court Meetings. In addition, the majority in number voting in favour at each Court Meeting must together hold not less than 75 per cent of the nominal value of the Euramax Shares of the relevant class held by all those Shareholders present and voting (in person or by proxy) at the Court Meetings. Voting at each Court Meeting will be by poll.

              Each Court Meeting has, therefore, two tests to assess whether the requisite majority has been achieved. If either of these tests are not met in respect of any of the Court Meetings, then the Scheme will not be capable of taking effect.

              In addition to the Court Meetings, it is also necessary for the Scheme to be sanctioned by the Court before it can become effective. A Court hearing in respect of the Scheme is scheduled for 6 December 1999 and Shareholders will be entitled to attend the hearing and to appear in person or by Counsel to support or oppose the Scheme.

              Upon the Scheme becoming effective, it will be binding on all holders of Euramax Shares irrespective of whether or not they attended or of the way they voted at the Court Meetings.

              IT IS IMPORTANT THAT AS MANY VOTES AS POSSIBLE ARE CAST AT THE COURT MEETINGS SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR REPRESENTATION OF SHAREHOLDER OPINION. YOU ARE THEREFORE ASKED TO COMPLETE AND RETURN THE FORM OF PROXY ENCLOSED WITH THIS DOCUMENT IN ACCORDANCE WITH THE INSTRUCTIONS SET OUT UNDER THE HEADING "ACTION TO BE TAKEN" ON PAGE 22 OF THIS DOCUMENT.

         10.2 EXTRAORDINARY GENERAL MEETING

              The Extraordinary General Meeting is being convened for the purposes of considering and, if thought fit, passing a special resolution to approve the Scheme and an associated reduction in capital and to amend Euramax's articles of association so as to delete the provisions contained therein that confer special rights on the holders of each class of shares and to provide instead for a single class of ordinary shares.

              All Shareholders other than holders of Preference Shares who hold less than 5 per cent of the issued Preference Shares and holders of Non-voting Ordinary Shares are entitled to attend the Extraordinary General Meeting. However, under the terms of the Company's existing articles of association, only the holders of the Voting Ordinary Shares are entitled to vote on the Special Resolution.

              At the Extraordinary General Meeting it is necessary for the Capital Reduction Resolution to be approved by a majority of not less than 75 per cent of the votes cast. Voting will be on a show of hands, unless a poll is demanded, in which case those holders of Voting Ordinary Shares present (in person or by proxy) will be entitled to one vote for each Voting Ordinary Share held by them.

              The full text of the Capital Reduction Resolution is set out in the notice of the Extraordinary General Meeting set out on pages 60 to 61 of this document.

11.      ACTION TO BE TAKEN

         11.1 FORMS OF PROXY

              Forms of proxy are enclosed for use at the Court Meetings and the Extraordinary General Meeting as follows:-

              11.1.1 PURPLE, for use at the Court Meeting of the holders of Voting Ordinary Shares;

              11.1.2 PINK, for use at the Court Meeting of the holders of Non-voting Ordinary Shares;

              11.1.3 ORANGE, for use at the Court Meeting of the holders of Dollar Preference Shares;

              11.1.4 YELLOW, for use at the Court Meeting of the holders of Sterling Preference Shares; and

              11.1.5  WHITE, for use at the Extraordinary General Meeting*.

              Whether or not you propose to attend the meetings in person, you are requested to complete and sign the enclosed forms of proxy which are relevant to you and return them in accordance with the instructions thereon as soon as possible and, in any event, so as to be received no later than one hour before the time appointed for the relevant meeting. In the case of the Court Meetings only, the relevant form of proxy may, if not previously returned, be handed to the Chairman of the relevant Court Meeting at the time of that meeting.

              The return of a form of proxy will not preclude you from attending the relevant meeting and voting in person if you so wish.

         11.2 HOLDERS OF NON-VOTING ORDINARY SHARES

              If you are a holder of Non-voting Ordinary Shares and you wish to receive Restricted-voting Euramax US Shares in respect of all or part of your holding of Euramax Shares you should write to the Company at Brunel Road, Earlstrees

----------------------
* Note: The holders of the Non-voting Ordinary Shares and Preference Shares are not entitled to vote at the Extraordinary General Meeting.

              Industrial Estate, Corby, Northants NN17 4JW requesting an allocation of Restricted-voting Euramax US Shares and indicating the number and classes of Euramax Shares to which that allocation is to relate. Your request should be received no later than 15 November 1999 (or such later date as the directors of Euramax US shall permit).

                        PART III - SCHEME OF ARRANGEMENT

                                                                    No: 3162836

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

                 IN THE MATTER OF EURAMAX INTERNATIONAL LIMITED

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1985

                              SCHEME OF ARRANGEMENT
                  (under Section 425 of the Companies Act 1985)

                                     between

                          EURAMAX INTERNATIONAL LIMITED

                                       and

                        THE HOLDERS OF THE SCHEME SHARES
                            (as hereinafter defined)

 (a) In this Scheme, unless inconsistent with the subject or context, the following expressions have the following meanings:

 "BUSINESS DAY" a day (other than a Saturday or Sunday) on which banks are generally open for business in London;

 "DOLLAR PREFERENCE SHARES" the 33,925,000 14 per cent redeemable cumulative preference shares of US$1 each in the capital of Euramax;

 "EFFECTIVE DATE" the day on which this Scheme becomes effective in accordance with clause 4 of this Scheme;

 "EURAMAX" Euramax International Limited;

 "EURAMAX US" Euramax International, Inc.;

 "EURAMAX US STOCKHOLDERS' AGREEMENT" means the agreement proposed to be made between Euramax US and the person who will, following the implementation of the Scheme, be the holders of Euramax US Shares;

 "EURAMAX US SHARES" the Voting Euramax US Shares and the Restricted-voting
         Euramax US Shares, to be allotted and issued credited as fully paid by Euramax US pursuant to clause 2(a) of the Scheme;

 "HOLDER" includes a person entitled by transmission;

 "NON-VOTING ORDINARY SHARES" the 88,480 Non-voting Shares of US$1 each in the capital of Euramax;

 "ORDINARY SHARES" together, the Non-voting Ordinary Shares and the Voting
         Ordinary Shares;

 "PREFERENCE SHARES" together, the Dollar Preference Shares and the Sterling
         Preference Shares;

 "RESTRICTED-VOTING EURAMAX US SHARES" shares of Class B restricted voting
         Common Stock of Euramax US having a par value of $0.01 per share;

 "SCHEME RECORD DATE" the business day immediately preceding the Effective Date;

 "SCHEME SHARES" the Voting Ordinary Shares, the Non-voting Ordinary Shares, the
         Dollar Preference Shares and the Preference Shares (a) in issue at the close of business on the last business day prior to the date of the meeting of holders of the relevant class of shares convened pursuant to an Order of the High Court of Justice in England and Wales to approve this Scheme (or, if such meeting or meetings shall be adjourned to a later date, on the last business day prior to that later date) and (b) if any, issued thereafter and before the close of business on the date two business days before the hearing of the petition to sanction this Scheme in respect of which the original or any subsequent holder thereof is bound by this Scheme;

 "THIS SCHEME" this Scheme in its present form or with or subsequent to any modification, addition or condition approved or imposed by the Court;

 "SHAREHOLDERS' AGREEMENT" means the shareholders agreement dated 25 September
         1996 and made between Euramax (1) J D Smith and others (2) and CVC European Equity Partners L.P., CVC European Equity Partners (Jersey) L.P., ACP Holding Company and Bank Paribas, Grand Cayman Branch (3);

 "STERLING PREFERENCE SHARES" the 50,000 14 per cent redeemable cumulative preference shares of L1 each in the capital of Euramax;

 "VOTING EURAMAX US SHARES" shares of class A Common Stock of Euramax US having a par value of $0.01 per share; and

 "VOTING ORDINARY SHARES" the 911,520 ordinary shares of US$1 each in the capital of Euramax.

 (b) The authorised and issued share capital of Euramax is $34,925,000 and L50,000 made up of 911,520 Voting Ordinary Shares of US$1 each, 88,480 Non-voting Ordinary Shares of US$1 each, 33,925,000 Dollar Preference Shares of US$1 each and 50,000 Sterling Preference Shares of L1 each.

 (c) Euramax US was incorporated on 3 September 1999 as a corporation organised under Delaware law. The total number of shares which Euramax US has current authority to issue is 60,000,000 shares of common stock, par value US $ 0.01 per share including 5,000,000 shares of class B restricted voting common stock, par value US $ 0.01 per share. None of its shares are currently in issue.

 (d) Euramax US has agreed to appear by Counsel on the hearing of the Petition to sanction this Scheme and to undertake to the Court to be bound by it and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.


                                   THE SCHEME

1.       CANCELLATION OF SCHEME SHARES

         (a) The share capital of Euramax shall be reduced by cancelling and extinguishing the Scheme Shares.

         (b) Forthwith and contingently upon the said reduction of capital taking effect:

              (i) the share capital of Euramax shall be increased to L1,000 by the creation of such number of ordinary shares of L1 each as shall have an aggregate nominal value equal to L1,000;

              (ii) Euramax shall apply L1,000 of the reserve arising as a result of such reduction in paying up in full at par the shares created pursuant to paragraph

              (i) above, which shall be allotted, credited as fully paid up, to Euramax US and/or its nominees.

2.       CONSIDERATION FOR THE CANCELLATION OF THE SCHEME SHARES

         (a) In consideration for the cancellation of the Scheme Shares and the issue of new shares provided for by clause 1 of the Scheme, Euramax US shall (subject to sub-clause (c) of this clause 2) allot and issue credited as fully paid to each person who at the close of business in London on the Scheme Record Date, is the registered holder of any Scheme Shares the following number of Euramax US Shares for the Scheme Shares so held:

              -       38.58164 Euramax US Shares for every one Ordinary Share

              -       0.33583 Euramax US Shares for every Dollar Preference
                      Share

              - 0.33583 Euramax US Shares for every dollar in nominal value of every Sterling Preference Share as if the nominal value of the Sterling Preference Share were converted to dollars at the Rate of Exchange and so in proportion for any greater number of shares save that fractional entitlements to Euramax US Shares will be rounded up to the nearest whole number of Euramax US Shares.

         (b) A holder of Non-voting Ordinary Shares may, by written notice to the Company received by the Company no later than 15 November 1999 or such later date as the board of Euramax US may permit, elect to receive, in respect of all or part of that holder's holding of Euramax Shares, Restricted-voting Euramax US Shares as part of its allocation of Euramax US Shares.

         (c) The provisions of this clause 2 shall be subject to any prohibition or condition imposed by law.

3.       CERTIFICATES AND PAYMENT

         3.1 No later than 14 days from the Effective Date, Euramax US shall make all such allotments of and shall issue such Euramax US Shares as are required to be issued by it to give effect to this Scheme and shall deliver documents of title for the Euramax US Shares so issued to the persons respectively entitled to them.

         3.2 All deliveries of notices and documents of title required to be made by this Scheme shall be effected by posting the same in pre-paid envelopes addressed to the persons respectively entitled to them at their respective addresses as appearing in the Register of Members of Euramax at the close of business in London on the Scheme Record Date (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the said Register of Members in respect of the joint holding) or to such other addresses (if any) as such persons may respectively direct in writing.

         3.3 Neither Euramax US nor Euramax shall be responsible for any loss or delay in the transmission of documents of title posted in accordance with this clause 3.

         3.4 As from the Effective Date, each existing certificate representing a holding of Scheme Shares shall cease to be of value and every holder of such shares shall be bound on the request of Euramax to deliver up to Euramax the certificate(s) for such shares for cancellation.

4.       OPERATION OF THIS SCHEME

         4.1 This Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Scheme under Section 425 of the Companies Act 1985 and confirming under Section 137 of the said Act the reduction of capital provided for by this Scheme shall have been duly delivered to the Registrar of Companies for registration and registered by him but such office copy shall not be delivered unless the Company and all the parties to the Shareholders' Agreement and any persons who, although not originally parties to the Shareholders Agreement, have agreed to be bound by its terms have executed the Termination Agreement and the Euramax US Stockholders' Agreement.

         4.2 Unless this Scheme shall become effective on or before 8 December 1999 or such later date, if any, as the Court may allow, this Scheme shall never become effective.

         4.3 Euramax and Euramax US may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

5.       COSTS

         Each of Euramax and Euramax US shall bear the costs and expenses incurred by it in connection with the preparation and implementation of this Scheme.



         Dated:    19 October 1999

                         APPENDIX I - STRUCTURE DIAGRAMS

1.       PRESENT STRUCTURE OF THE EURAMAX GROUP

[GRAPHIC OMITTED]

2. STRUCTURE OF THE EURAMAX GROUP AFTER THE IMPLEMENTATION OF THE RESTRUCTURING PROPOSALS

[GRAPHIC OMITTED]

        APPENDIX II - COMPARISON OF EURAMAX SHARES AND EURAMAX US SHARES

1.       GENERAL

Under the terms of the Scheme, those persons who are on the Record Date the holders of Euramax Shares (of any class) will receive shares of common stock of US$0.01 par value in the capital of Euramax US.

This Appendix contains a summary of the principal differences between the rights attaching to Euramax Shares and the rights which will attach to the Euramax US Shares after the implementation of the Scheme.

For the purposes of this Appendix II the following additional definitions have been used:

"ACP" means ACP Holding Company, a company incorporated in the State of Delaware, United States of America, whose registered office is at 6099 Riverside Drive, Suite 201, Dublin, Ohio, 43017, which was formerly a shareholder of the Company;

"ACP DIRECTOR" means a director appointed by ACP;

"ACP HOLDER" means a holder of Ordinary Shares which is any of ACP or any person to whom ACP has transferred Ordinary Shares pursuant to the Articles;

"CVC DIRECTOR" means a director appointed by CVC Europe;

"CVC EUROPE" means CVC Capital Partners Europe Limited, a company incorporated in Jersey whose registered office is at PO Box 87, 18 Granville Street, St Helier, Jersey Channel Islands;

"CVCEEP HOLDER" means a holder of Ordinary Shares which is any of CVC European
         Equity Partners, LP, CVC Capital Partners Europe Limited and CVC European Equity Partners (Jersey) LP or any person to whom any such person has transferred Ordinary Shares pursuant to the Articles;

"CVC NY" means Citicorp Venture Capital Ltd;

"INSTITUTIONAL INVESTORS" means the CVCEEP Holders, the Paribas Holders and the
         ACP Holder or any of them;

"LISTING" means the admission of any of the Company's shares on any internationally recognised stock exchange including (without limitation) any recognised investment exchange for the purposes of the Financial Services Act 1986 or overseas recognised exchange recognised by HM Treasury or the sale of the Company's shares in an underwritten public offering registered under the United States Securities Act of 1933, as amended;

"PARIBAS" means Banque Paribas, Grand Cayman Branch;

"PARIBAS HOLDER" means a holder of Ordinary Shares which is any of Paribas and/or any Permitted Transferee of Paribas;

"PERMITTED TRANSFEREE" means in relation to a holder of shares in Euramax any of the persons listed in paragraph 6.1(b) of this Appendix; and

"SALE" means the transfer (whether through a single transaction or a series of transactions) of 662/3 per cent or more of the Ordinary Shares in issue to a person and any other person:

         (i)  who in relation to him is a "connected person", as defined in section 839 of the Income and Taxes Act 1988; or

         (ii) with whom he is acting in concert, as defined in The City Code on Takeovers and Mergers other than a person who is an original party to the Shareholders' Agreement as an Institutional Investor or any other person who in relation to such Institutional Investor is a "connected person", as defined in section 839 of the Income and Corporation Taxes Act 1988 or otherwise defined as such in the Articles.

2.       COMPARISON OF CLASSES OF SHARES

         2.1  SHARE CAPITAL OF EURAMAX

         There are four classes of shares in the capital of Euramax as follows:

              2.1.1   Dollar Ordinary Shares;

              2.1.2   Non-voting Ordinary Shares;

              2.1.3   Dollar Preference Shares; and

              2.1.4   Sterling Preference Shares

         and each such class has the rights and is subject to the restrictions (including restrictions on transferability) set out in the articles of association of Euramax (the "Articles").

         2.2  SHARE CAPITAL OF EURAMAX US FOLLOWING THE SCHEME

         The shares in the capital of Euramax US which will be issued pursuant to the Scheme will comprise shares of Class A voting common stock, par value $0.01 and, to the extent that elections are made to receive the same, shares of Class B Restricted-voting common stock, par value $0.01.

3.       EFFECT OF THE SCHEME ON RIGHTS ATTACHED TO PREFERENCE SHARES

         3.1  SUMMARY OF SPECIAL RIGHTS ATTACHED TO PREFERENCE SHARES

         The Articles confer on the holders of Sterling Preference and Dollar Preference Shares (the "PREFERENCE SHAREHOLDERS") the following special rights:-

              3.1.1   DIVIDEND

                      (a) Preference Shareholders are entitled to a fixed dividend ("PREFERENCE DIVIDEND") of 14 per cent (excluding any associated tax credit) on the nominal amount and premium paid on each Preference Share and on all accumulated and unpaid Preference Dividends. This dividend accrues cumulatively on a quarterly basis and becomes due on 31 March, 30 June, 30 September and 31 December of each year. If earlier, the Preference Dividend is payable on redemption of the Preference Shares. In every case payment of the Preference Dividend is subject to the terms of the Senior Credit Agreement and to the availability of sufficient profits available for distribution.

                      (b) For so long as any Preference Shares remain in issue, neither the Company nor any of its direct or indirect subsidiaries may:

                               (i) declare or pay any cash dividend or make any cash distribution; or

                               (ii) redeem, purchase or acquire for cash
                                    (directly or indirectly) any Ordinary Shares of the Company if either (1) at the time of or immediately after such redemption, purchase, acquisition, dividend or distribution it has failed to pay all accrued Preference Dividends or (2) the Company has failed to redeem any Preference Shares which have become due for redemption under the Articles (except that the Company may buy Ordinary Shares from the managers or their permitted transferees under the Articles).

                      (c) Subject to the Senior Credit Agreement, holders of 66 2/3 per cent of the Preference Shares in issue ("MAJORITY PREFERENCE SHAREHOLDERS") may serve notice on the Company requiring the Company to ensure that its subsidiaries distribute sufficient profits to the Company to enable it to pay any accrued and/or unpaid Preference Dividends.

              3.1.2   RETURN OF CAPITAL

                      (a) In the event of a return of capital on a liquidation, dissolution, winding-up of the Company, or otherwise, the assets of the Company available for distribution amongst the shareholders shall be applied in paying to the Preference Shareholders on a basis pro rata to their holdings of Preference Shares and in priority to any payment to the holders of any other class of shares:

                               (i) an amount equal to the nominal amount and premium paid on their Preference Shares; and

                               (ii) an amount equal to any accrued and/or unpaid
                                    Preference Dividend calculated to the date of return of capital (and payable whether or not the Company has sufficient profits available for distribution to pay the accrued and/or unpaid Preferred Dividend).

                      (b) The Preference Shares do not confer any further rights of participation in the profits or assets of the Company.

              3.1.3   REDEMPTION

                      (a) The Company shall redeem all the Preference Shares remaining in issue on 31 December 2007 ("FINAL REDEMPTION DATE").

                      (b) Subject to the terms of the Senior Credit Agreement, the holders of 66 2/3 per cent of the Preference Shares (the "MAJORITY PREFERENCE SHAREHOLDERS") may require the Company to redeem some or all of the Preference Shares before the Final Redemption Date by written notice to the Company served within 28 days of the happening of either of the following events:-

                               (i) any Preference Dividend is not paid in full on the due date (regardless of whether the Company has sufficient distributable profits or other requisite funds to make such payment); or

                               (ii) the Company fails to make payment in full of
                                    any redemption monies payable in respect of any Preference Shares which have become due for redemption (regardless of whether the Company has sufficient distributable profits or other requisite funds to make such payment of redemption monies).

                      (c) The Majority Preference Shareholders may withdraw any notice requiring early redemption of Preference Shares by serving notice to this effect on the Company before the date for redemption stated in that notice.

                      (d) The Company may with the consent in writing of the Majority Preference Shareholders redeem all or multiples in aggregate amount of US$500,000 of the Preference Shares (or if the then outstanding aggregate amount of the Preference Shares is less than US$500,000, all the outstanding Preference Shares) at any time by serving notice on the Preference Shareholders specifying the number of Preference Shares to be redeemed and a date between 14 and 28 days later on which the redemption is to take place.

                      (e) Subject to the terms of the Senior Credit Agreement the Preference Shares may be redeemed at any time upon or after a Sale or Listing at the election of either the Company or the Majority Preference Shareholders.

                      (f) On any due date for the redemption of any Preference Shares the Company shall pay in respect of each Preference Share falling to be redeemed:

                               (i) the nominal amount and the premium paid on that share; and

                               (ii) a sum equal to any accrued and/or unpaid
                                    Preference Dividend calculated to the date of return of capital and payable whether or not the Company has sufficient profits available for distribution to pay the accrued and/or unpaid Preference Dividend and such amounts shall, subject to the terms of the
                               Senior Credit Agreement, become a debt due and payable to the Preference Shareholders, whether or not the Company has enough profits available for distribution or other requisite funds to pay the same.

                      (g) The Preference Dividend shall cease to accrue in respect of the Preference Shares on the due date for redemption of those shares unless on the presentation of the share certificate (or an indemnity for any lost share certificate) the Company fails to pay the monies payable in respect of such redemption.

              3.1.4   TRANSFER

              The special provisions relating to transfers of Ordinary
                      Shares described at paragraph 6.1 below apply equally to the Preference Shares.

              3.1.5   VOTING

              Preference Shareholders who hold 5 per cent or more of the
                      Preference Shares are entitled to receive notice of and attend and speak at general meetings of the Company, but may not vote at general meetings unless and for so long as:

                      (a) the Company has not paid the redemption moneys due on the due date for redemption of any Preference Shares (regardless of whether the Company has sufficient distributable earnings and profits or other requisite funds); or

                      (b) indebtedness of the Company or any subsidiary undertaking of the Company amounting (in aggregate) to at least US$10,000,000 has become repayable before its specified maturity or is subject to a demand for repayment.

         3.2  EFFECT OF THE SCHEME

         The Scheme involves the cancellation of all existing Preference
              Shares and the issue to the holders of those shares of Euramax US Shares which do not carry any special rights to income or capital. In summary, the rights attaching to the Euramax US Shares will be as follows:

              3.2.1   DIVIDEND

              The directors of Euramax US may by resolution of the
                      board or unanimous written consent declare such dividends in respect of the Euramax US Shares as they shall from time to time determine. Further details of the provisions of Delaware law relating to the payment of dividends by Delaware corporations are set out in Appendix IV to this document.

              3.2.2   RETURN OF CAPITAL

              In the event of a return of capital on a liquidation,
                      dissolution, winding-up or otherwise of Euramax US, the Euramax US Shares will share equally in any amounts available for distribution.

              3.2.3   REDEMPTION

              The Euramax US Shares will not be designated as redeemable shares. However, under the laws of Delaware, Euramax US is permitted to purchase those shares provided that that purchase will not cause any impairment of its capital. Further details of the provisions of Delaware law relating to the purchase by Delaware Corporations of their own shares are set out in Appendix IV to this document.

              3.2.4   TRANSFER

              Restrictions on the transferability of Euramax US Shares which are similar to those which currently apply to the Euramax Shares are incorporated in the certificate of incorporation of Euramax US.

              3.2.5   VOTING

              The Euramax US Shares, other than the Restricted-voting
                      Euramax US Shares which may be issued pursuant to the Scheme, will confer upon the holders one vote for each share held. The Restricted-voting Euramax US Shares will confer upon the holders one vote for every ten shares held. Restricted-voting Euramax US Shares may be converted into Voting Euramax US Shares at the option of the holders thereof in accordance with the amended and restated certificate of incorporation and by-laws of Euramax US.

4.       EFFECT OF THE SCHEME ON THE RIGHTS ATTACHED TO NON-VOTING ORDINARY
         SHARES

         4.1  SUMMARY OF SPECIAL RIGHTS ATTACHED TO NON-VOTING ORDINARY SHARES

         Holders of the Non-voting Ordinary Shares are entitled to receive notices of general meetings but are not entitled to vote at those meetings.

         Under the Articles, certain shareholders, whose holdings include
              Non-voting Ordinary Shares are entitled at any time to convert any or all of those shares into Voting Ordinary Shares of an equivalent par value credited with the same premium by surrendering their share certificates.

         4.2  EFFECT OF THE SCHEME

         The majority of the Euramax US Shares to be issued pursuant to the Scheme shall be Voting Euramax US Shares. However, in the event that any holder of Non-voting Ordinary Shares wishes to receive Restricted-voting Euramax US Shares in respect of all or any of its Euramax Shares and such Shareholder notifies the Company of its wish to receive such shares by no later than 15 November 1999 (or such later date as the board of directors of Euramax US shall permit), that Shareholder may receive Restricted-voting Euramax US Shares in respect of those Euramax Shares to which such notification relates. The Restricted-voting Euramax US Shares will be identical in every other respect with the Voting Euramax US Shares issued to other Shareholders of Euramax pursuant to the Scheme.

5.       SPECIAL RIGHTS CONFERRED ON THE INSTITUTIONAL SHAREHOLDERS

         5.1  SUMMARY OF EXISTING SPECIAL RIGHTS OF INSTITUTIONAL SHAREHOLDERS

              5.1.1   APPOINTMENT OF DIRECTORS

                      (a) Under the Articles, CVC Europe (or any successor thereto as the holding company of the general partners of CVC European Equity Partners LP and CVC European Equity Partners (Jersey) LP from time to time) and ACP are each entitled to appoint and remove up to two directors to the board of Euramax , as follows:

                               (i) if the shareholding of the CVCEEP Holders and their Permitted Transferees is at least 50 per cent of CVC Europe's initial holding of Ordinary Shares, CVC Europe may appoint and remove two directors to and from the board and if the shareholding of ACP and its Permitted Transferees is at least 50 per cent of ACP's initial holding of ordinary shares ACP may appoint and remove two directors to and from the board of the Company;

                               (ii) if the relevant shareholding is less than 50
                                    per cent of any such initial holding of CVC
                                    Europe or ACP but is at least 10 per cent of that initial holding, the right conferred upon CVC Europe or ACP (as the case may be) shall be to appoint and remove only one director; and

                               (iii) if the relevant shareholding is less than
                                    10 per cent of any such initial holding of ordinary shares, CVC Europe or ACP (as the case may be) shall have no right to appoint or remove any directors.

                      (b) The directors appointed pursuant to the provisions described in paragraph (a) above are not subject to the general appointment and removal provisions contained in the Articles and the CVC Holders and ACP Holders have weighted voting rights enabling them to block any resolution to remove any such directors appointed by them.

              5.1.2   SPECIAL RIGHTS ON TRANSFER

                      (a) Shareholders who are also employees of the Company or any of its subsidiaries or directors of the Company other than the CVC Directors or ACP directors may be compelled to offer their Euramax Shares for sale in the event of them ceasing to be so employed and ceasing to hold office as directors of the Company (if relevant). The relevant provisions state that, within two months of such a cessation, the ACP director (if there is one) together with a CVC Europe director (if there is one) can serve a notice compelling the departing employee/director to sell all their shares to the Company or, if the Company cannot lawfully acquire such shares, to sell such shares to CVC Europe, ACP and Paribas. The price for any shares sold under the foregoing provisions will depend, INTER ALIA, upon:

                               (i)  the reason for such termination of
                                    employment; and

                               (ii) the duration of employment of the relevant
                                    individual.

                      (b) Pre-emption provisions also apply to any Shareholder who wishes to transfer shares voluntarily other than to a Permitted Transferee provided that the consent in writing of the holders of 66 2/3 per cent or more of the Ordinary Shares is first given. Subject to that consent, the relevant Euramax Shares must first be offered to the Institutional Investors on a basis proportionate to their existing shareholdings in Euramax.

              5.1.3   PARTICIPATION IN SALES

              If any CVCEEP Holder or ACP Holder ("SELLING SHAREHOLDER")
                      wishes to sell its shares then the Company shall (if such shares represent less than 50 per cent of the Selling Shareholder's initial holding of Ordinary Shares) notify the other holders of Ordinary Shares or (if such shares represent 50 per cent or more of such initial shareholding) notify the other Institutional Shareholders (in either case, the "OTHER SHAREHOLDERS") whereupon the parties so notified may elect to also sell in the contemplated sale such number of their Ordinary Shares as bears the same proportion to their total holding of such shares as the number of Ordinary Shares to be sold by the Selling Shareholder bears to its total holding of such shares.

              5.1.4   POWER TO CALL SHAREHOLDERS' MEETINGS

              Each of the ACP Directors and the CVC Europe Directors has
                      individual power to call a shareholders' meeting.

              5.1.5   APPOINTMENT OF ALTERNATE DIRECTORS

              Each of the ACP Directors and the CVC Europe Directors can
                      appoint an alternate director without any reference to the board. Other directors may only appoint a fellow director or other person approved by a resolution of the board as their alternate.

              5.1.6 CONVERSION OF VOTING ORDINARY SHARES INTO NON-VOTING ORDINARY SHARES

              If ACP or Paribas have a regulatory problem (namely, the
                      existence of facts or circumstances where a government regulatory agency believes or ACP or Paribas reasonably believe there is a substantial risk that the ACP Holder or the Paribas Holder will not be entitled to hold or exercise any significant right with respect to the Ordinary Shares), they may convert all or any of their Voting Ordinary Shares into the same number of Non-voting Ordinary Shares of equivalent par value credited with the same premium ("Voting Shares Conversion Option").

         5.2  EFFECT OF THE SCHEME

         Provisions similar, to the extent acceptable under the applicable law, to those detailed above will, by virtue of the provisions of the amended and restated certificate of incorporation and by-laws of Euramax US and the Euramax US Stockholders' Agreement, attach to the Euramax US Shares to be issued to the Institutional Shareholders pursuant to the Scheme. However, in view of the fact that ACP is no longer a Shareholder, the rights which are at present conferred upon ACP or otherwise arise by virtue of the holding of Shares by ACP pursuant to the Articles will, following the implementation of the Scheme, be exercisable by a majority of the persons who now hold the Euramax Shares originally owned by ACP (such persons being defined in the by-laws of Euramax US as "CVC NY Stockholders").

6.       EFFECT OF THE SCHEME ON SPECIAL TRANSFER RIGHTS ATTACHED to
         ORDINARY SHARES

         6.1  SUMMARY OF EXISTING TRANSFER PROVISIONS

              (a) The Articles provide that written consent is required of the holders of 662/3 per cent of the Ordinary Shares (the "MAJORITY ORDINARY SHAREHOLDERS"), before any Ordinary Shares can be transferred to any person other than a Permitted Transferee:

              (b) The following are "Permitted Transferees" for the purposes of the Articles:

                      (i) in the case of a corporate shareholder, any other company which is a member of the same group of companies as that corporate shareholder;

                      (ii) in the case of a shareholder who holds Ordinary Shares as nominee or trustee for a limited partnership or unit trust which is primarily a vehicle for institutional investors:

                               - another nominee or trustee for the limited partnership or trust;

                               - on a distribution in kind under the relevant partnership agreement or trust deed, to the partners of the limited partnership or their nominees or the holders of units in the unit trust or their nominees; or

                               -    to a nominee or trustee for the limited
                                    partnership or unit trust.

                      (iii) in the case of an Ordinary Shareholder which is an investment trust which is listed on the London Stock Exchange, to another investment trust which is also managed by the manager of the transferor;

                      (iv) a co-investment scheme (being a scheme under which certain officers, employees or partners of an institutional shareholder or of its advisor or manager are entitled as individuals or through a body corporate by the other vehicle to acquire shares which the institutional investor will otherwise acquire);

                      (v) in the case of an Ordinary Shareholder which is a co-investment scheme holding shares through a body corporate or other vehicle:

                               -    another body corporate or vehicle which
                                    holds or is to hold shares for the
                                    co-investment scheme; or

                               - the officers, employees or partners entitled to the Ordinary Shares under the co-investment scheme; and

                      (vi) in the case of an Ordinary Shareholder who is an individual, his family members.

              (c) The Ordinary Shareholders also have the right to participate in sales by any CVCEEP Holder or ACP Holder in certain circumstances as described in paragraph 5.1.3 above.

         6.2  EFFECT OF THE SCHEME

         To the extent acceptable under the applicable law, provisions, similar to those detailed above in paragraph 6.1 will attach to the Euramax US Shares to be issued pursuant to the Scheme. However, in view of the fact that ACP is no longer a Shareholder, the rights which are limited to the holder by ACP of Euramax Shares will be exerciseable by a majority of the persons who now hold the Euramax Shares originally owned by ACP.

                       APPENDIX III - General Information

1.       INFORMATION RELATING TO EURAMAX

         1.1  INCORPORATION

         The Company was incorporated on 22 February 1996 as a private company limited by shares under the Companies Act 1985 with registered number 3162836 under the name Hawkmist Limited. On 27 June 1996, the name of the Company was changed to Euramax International Limited. It was re-registered as a public limited company on 19 September 1996 and was re-registered as a private limited company on 29 September 1999.

         1.2  REGISTERED OFFICE

         Euramax has its registered office at Brunel Road, Earlstrees Industrial
              Estate, Corby, Northants NN17 4SW.

         1.3  The directors of Euramax and their functions are as follows:


         S M Wallis                 Non-executive Chairman
         R M Cashin                 Non-executive Director
         W Ty Comfort               Non-executive Director
         P E Drack                  Non-executive Director
         J M Silvestri              Non-executive Director
         J D Smith                  Chief Executive
         R Van Rappard              Non-executive Director



         1.4  SHARE CAPITAL

              1.4.1 Euramax has an authorised and issued share capital of $34,925,000 and L50,000 made up as follows:

                      (a)      911,520 ordinary shares of $1 each;

                      (b)      88,480 Non-voting Ordinary Shares of $1 each;

                      (c) 33,925,000 14 per cent redeemable cumulative preferences shares of $1 each; and

                      (d) 50,000 14 per cent redeemable cumulative preference shares of L1 each.

              1.4.2   All the Euramax Shares are in registered form.

              1.4.3 Further information regarding the Euramax Shares is set out in Appendix II.

         1.5  DEBT SECURITIES

              1.5.1 The Company, Euramax European Holdings plc and Euramax European Holdings BV (together the "ISSUER") are the joint issuers of US$135,000,000 in aggregate principal amount of 11 1/4 per cent Senior Subordinated Notes due 2006.

              1.5.2 The Notes (which were issued on 10 March 1997 in place of and by way of an exchange offer for $135,000,000 in principal amount of 11 1/4 per cent senior subordinated notes due 2006, previously in issue) (the "INDENTURE") are constituted by an indenture dated as of 25 September 1996 (as amended) made by the Issuers, Amerimax Holdings, Inc., a Delaware corporation, a wholly-owned subsidiary of Euramax, as Guarantor (the "GUARANTOR"), and the Chase Manhattan Bank, as Trustee (the "TRUSTEE") ("INDENTURE") which provides INTER ALIA that:

                      (a) the aggregate principal amount of the Notes is $135,000,000;

                      (b) the Notes bear interest at the rate of 11 1/4 per cent per annum;

                      (c) the obligations of the issuers are to be guaranteed by Amerimax Holdings, Inc, the sub-holding company of the US subsidiaries of the Euramax Group;

                      (d)      the Notes are subordinated to all senior debt;
                               and

                      (e) the Notes are repayable upon a change of control and also in the event of a distribution of the assets of any Issuer or subsidiary of an Issuer (other than as may be permitted by the terms of the Notes).

              1.5.3 The Notes are not listed in the United States. However, the Company does maintain a listing for the Notes on the Luxembourg Stock Exchange, and

                      Euramax is subject to the reporting requirements of
                      Section 15(d) of the Securities and Exchange Act of 1934, as amended.

         1.6  SENIOR CREDIT AGREEMENT

         Euramax is a party to the Senior Credit Agreement but has no indebtedness to the lender under that Agreement.

         1.7  OTHER INDEBTEDNESS

         At the date of this document there are no amounts owed by the Company to any person other than amounts owed to the Noteholders under the terms of the Notes.

2.       EURAMAX US

         2.1  INCORPORATION

         Euramax US was incorporated on 3 September 1999 as a corporation organised under the laws of the State of Delaware.

         2.2  DIRECTORS AND OFFICERS

         (a)  The directors of Euramax US will be as follows:

              S M Wallis
              R M Cashin
              W Ty Comfort
              P E Drack
              J M Silvestri
              J D Smith
              R Van Rappard

         (b)  The officers of Euramax US will be as follows:



              F T Geist                 Executive Vice President
              M B Lewis                 Group Vice President
              R S Vansant               Vice President, Secretary and Chief Financial
                                            Officer



         2.3  REGISTERED OFFICE

         Euramax US has its registered office at 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805 and its registered agent at this address is The Corporation Service Company.

         2.4  SHARE CAPITAL

         Euramax US will have an authorised share capital of US$600,000 divided into 55,000,000 shares of Class A voting common stock with a par value of US$0.01 per share and 5,000,000 shares of Class B restricted voting common stock with a par value of US$0.01 per share.

3.       US SECURITIES LAWS

The Court approval of the Scheme will be relied upon by the U.S. Securities and Exchange Commission in its decision not to recommend any enforcement action based on the exemption under Section 3(a)(10) of the U.S. Securities Act of 1933, as amended.

4.       DOCUMENTS AVAILABLE FOR INSPECTION

         Copies of the following documents will be available for inspection at the offices of Dibb Lupton Alsop, 125 London Wall, London EC2Y 5AE during normal business hours on any week day (Saturdays, Sundays and public holidays excepted) from the date of this document up to and including the date of the Court Meetings and the Extraordinary General Meeting and at each of those meetings:

         (i) the draft amended and restated certificate of incorporation and by-laws of Euramax US;

         (ii)  the Shareholders' Agreement;

         (iii) the draft Termination Agreement;

         (iv)  the draft Euramax US Stockholders' Agreement; and

         (v) the new articles of association of the Company proposed to be adopted pursuant to the Capital Reduction Resolution.


Dated: 19 October 1999

                        APPENDIX IV - COMPARISON OF LAWS

1.       GENERAL

THE FOLLOWING IS A SUMMARY OF CERTAIN DIFFERENCES BETWEEN THE LAWS OF
         ENGLAND AND WALES AND THE LAWS OF THE STATE OF DELAWARE, US, WHICH AFFECT SHAREHOLDERS OF COMPANIES INCORPORATED IN THOSE JURISDICTIONS. IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE EXHAUSTIVE. SHAREHOLDERS ARE RECOMMENDED TO SEEK THEIR OWN ADVICE FROM A LEGAL ADVISOR QUALIFIED TO ACT IN THE RELEVANT TERRITORY IN RELATION TO ANY ASPECTS OF THE LAWS OF ENGLAND AND WALES AND/OR THE STATE OF DELAWARE WHICH ARE OF PARTICULAR RELEVANCE TO THEM.

2.       DIVIDENDS

A private company incorporated in England and Wales may declare dividends out of its accumulated, realised profits, so far as not previously distributed or capitalised, less its accumulated, realised losses, so far as not previously written off in a reduction or reorganisation of capital. In contrast, a Delaware corporation is able to pay dividends out of its "surplus" which, for this purpose, is defined as the amount by which its net assets exceed its share capital. A Delaware corporation may also declare dividends based on its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year.

3.       MAINTENANCE OF CAPITAL

Companies incorporated in England and Wales are subject to stringent rules which are designed to maintain their capital. As a consequence of these rules, in general, purchases by companies of their own shares may only be made out of distributable profits or (to a limited extent) the proceeds of a fresh issue of shares. Payment for shares repurchased must be made in cash. The rules for maintenance of capital apply equally to a company's share premium account subject to limited exceptions, INTER ALIA, permitting the share premium account to be used to pay up fully paid bonus shares. Shares which have been repurchased by the company must immediately be cancelled.

In contrast, a Delaware corporation may purchase its own shares for cash or other property and, provided that its capital is not impaired, out of its income or capital and there is no requirement that shares so purchased must be cancelled. Once purchased, such shares may be retained by the company and be dealt with by the company as it may determine.

4.       FINANCIAL ASSISTANCE

The laws of England and Wales impose a general prohibition on the provision by companies of financial assistance for the acquisition of their shares or shares in their holding companies. The prohibition applies both to financial assistance given before or at the same time as an acquisition of shares and to financial assistance given after the acquisition for the purpose of reducing or discharging a liability incurred for the purposes of the acquisition. There are a number of limited exceptions to the general prohibition on a company giving financial assistance. In general, these are available to private companies only. They include a so-called "whitewash procedure" which enables financial assistance to be given by a private company, provided, INTER ALIA, that the directors make a declaration of solvency and the assistance is sanctioned by a special resolution of the members of the company (unless it is a wholly owned subsidiary). There is no general restriction on a Delaware Corporation giving financial assistance in connection with an acquisition of its shares.

5.       DUTIES OF DIRECTORS

The directors of a company incorporated in England and Wales are subject to a number of common law and statutory duties including:

         (i) a duty to exercise reasonable care and skill in carrying out their functions;

         (ii)  fiduciary duties owed by them to the company; and

         (iii) statutory duties (including a duty to disclose any interest that they may have in contracts with the company).

Statute also requires shareholder approval to be obtained for certain substantial property transactions between a company and its directors.

Delaware law imposes a duty on directors to exercise care in making business decisions affecting the company and a duty of loyalty which comprises a duty to protect the interest of the company, a duty to refrain from conduct which would injure the company and its shareholders and a duty of disclosure. As is the case under the laws of England and Wales, directors must avoid any conflict between their duties as directors and self interest.

6.       TRANSFER OF SHARES

The laws of England and Wales require the execution by a transferor of shares of a stock transfer form, which must be presented to the board duly stamped with the appropriate stamp duty and approved prior to the name of the transferor being entered into the register of members of the company, at which time legal title to the shares passes. Transfers of shares in Delaware corporations may be readily effected by endorsing over the certificate for those shares. The corporation then has a duty to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction in its books.

7.       SHAREHOLDER MEETINGS

The laws of England and Wales and those of Delaware require the holding of an annual general meeting in each calendar year. However, a private company incorporated in England and Wales may pass an elective resolution entitling it to dispense with the holding of annual general meetings until any member gives notice to the company requiring an annual general meeting to be held.

8.       ACCOUNTING INFORMATION

The laws of England and Wales and the laws of Delaware each require annual accounts to be filed by companies. However, the financial statements of Delaware companies whose securities are not publicly traded are not generally available to the public.

Dated: 19 October 1999

                               NOTICES OF MEETINGS

                          EURAMAX INTERNATIONAL LIMITED

          NOTICE OF COURT MEETING OF HOLDERS OF VOTING ORDINARY SHARES

                                                                    No. 3162836

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

Mr Registrar James

                 IN THE MATTER OF EURAMAX INTERNATIONAL LIMITED

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated 24 September 1999 made in the above matters the Court has directed a Meeting to be convened of the holders of the Voting Ordinary Shares (as defined in the Scheme of Arrangement hereinafter referred to) in Euramax International Limited (hereinafter called the "Company") for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the holders of the Scheme Shares (as defined in the said Scheme of Arrangement) and that such meeting will be held at the offices of Dibb Lupton Alsop, Solicitors of 125 London Wall London EC2Y 5AE on 16 November 1999 at 9:30 am, or such later time or date as the Court so directs, at which place and time the said shareholders are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to Section 426 of the above mentioned Act are incorporated in the document of which this Notice forms part.

The holders of Voting Ordinary Shares may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A purple form of proxy for use at the meeting is enclosed with this Notice.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms appointing proxies be left at or sent by post or by facsimile transmission to the Company at Brunel Road, Earlstrees Industrial Estate, Corby, Northants NN17 4JW marked for the attention of Paul Williams not less than one hour before the time appointed for the said meeting, but if forms are not so lodged they may be handed to the Chairman at the meeting.

Holders of Voting Ordinary Shares who have returned forms of proxy are not thereby precluded from attending the Meeting and voting in person if they so wish.

By the said Order the Court has appointed Mr Stuart Wallis or failing him Mr William Ty Comfort or failing him Mr John David Smith to act as Chairman of the said meeting and has directed the Chairman to report the results thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

Dated: 19 October 1999

                                                              Dibb Lupton Alsop
                                                                125 London Wall
                                                                London EC2Y 5AE
                                                      Solicitors to the Company

                          EURAMAX INTERNATIONAL LIMITED

        NOTICE OF COURT MEETING OF HOLDERS OF NON-VOTING ORDINARY SHARES

                                                                    No. 3162836

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

Mr Registrar James

                 IN THE MATTER OF EURAMAX INTERNATIONAL LIMITED

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated 24 September 1999 made in the above matters the Court has directed a Meeting to be convened of the holders of the Non-voting Ordinary Shares (as defined in the Scheme of Arrangement hereinafter referred to) in Euramax International Limited (hereinafter called the "Company") for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the holders of the Scheme Shares (as defined in the said Scheme of Arrangement) and that such meeting will be held at the offices of Dibb Lupton Alsop, Solicitors of 125 London Wall London EC2Y 5AE on 16 November 1999 at 9.45 am, or (so soon thereafter as the preceding Court Meeting of the holders of Voting Ordinary Shares convened on the same date shall have been concluded or adjourned) such later time or date as the Court so directs, at which place and time the said shareholders are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to Section 426 of the above mentioned Act are incorporated in the document of which this Notice forms part.

The holders of Non-voting Ordinary Shares may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A pink form of proxy for use at the meeting is enclosed with this Notice.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms appointing proxies be left at or sent by post or by facsimile transmission to the Company at Brunel Road, Earlstrees Industrial Estate, Corby, Northants NN17 4JW marked for the attention of Paul Williams not less than one hour before the time appointed for the said meeting, but if forms are not so lodged they may be handed to the Chairman at the meeting.

Holders of Non-voting Ordinary Shares who have returned forms of proxy are not thereby precluded from attending the Meeting and voting in person if they so wish.

By the said Order the Court has appointed Mr Stuart Wallis or failing him Mr William Ty Comfort or failing him Mr John David Smith to act as Chairman of the said meeting and has directed the Chairman to report the results thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

Dated: 19 October 1999

                                                              Dibb Lupton Alsop
                                                                125 London Wall
                                                                London EC2Y 5AE
                                                      Solicitors to the Company

                          EURAMAX INTERNATIONAL LIMITED

         NOTICE OF COURT MEETING OF HOLDERS OF DOLLAR PREFERENCE SHARES

                                                                    No. 3162836

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

Mr Registrar James

                 IN THE MATTER OF EURAMAX INTERNATIONAL LIMITED

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated 24 September 1999 made in the above matters the Court has directed a Meeting to be convened of the holders of the Dollar Preference Shares (as defined in the Scheme of Arrangement hereinafter referred to) in Euramax International Limited (hereinafter called the "Company") for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the holders of the Scheme Shares (as defined in the said Scheme of Arrangement) and that such meeting will be held at the offices of Dibb Lupton Alsop, Solicitors of 125 London Wall, EC2Y 5AE on 16 November 1999 at 10:00 am, (or so soon thereafter as the preceding Court Meeting of the holders of Non-voting Ordinary Shares convened for the same day shall have been concluded or adjourned) or such later time or date as the Court so directs, at which place and time the said shareholders are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to Section 426 of the above mentioned Act are incorporated in the document of which this Notice forms part.

The holders of Dollar Preference Shares may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. An orange form of proxy for use at the meeting is enclosed with this Notice.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms appointing proxies be left at or sent by post or by facsimile transmission to the Company at Brunel Road, Earlstrees Industrial Estate, Corby, Northants NN17 4JW marked for the attention of Paul Williams not less than one hour before the time appointed for the said meeting, but if forms are not so lodged they may be handed to the Chairman at the meeting.

Holders of Dollar Preference Shares who have returned forms of proxy are not thereby precluded from attending the Meeting and voting in person if they so wish.

By the said Order the Court has appointed Mr Stuart Wallis or failing him Mr William Ty Comfort or failing him Mr John David Smith to act as Chairman of the said meeting and has directed the Chairman to report the results thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

Dated: 19 October 1999

                                                              Dibb Lupton Alsop
                                                                125 London Wall
                                                                London EC2Y 5AE
                                                      Solicitors to the Company

                          EURAMAX INTERNATIONAL LIMITED

        NOTICE OF COURT MEETING OF HOLDERS OF STERLING PREFERENCE SHARES

                                                                    No. 3162836

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

Mr Registrar James

                 IN THE MATTER OF EURAMAX INTERNATIONAL LIMITED

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated 24 September 1999 made in the above matters the Court has directed a Meeting to be convened of the holders of the Sterling Preference Shares (as defined in the Scheme of Arrangement hereinafter referred to) in Euramax International Limited (hereinafter called the "Company") for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the holders of the Scheme Shares (as defined in the said Scheme of Arrangement) and that such meeting will be held at the offices of Dibb Lupton Alsop, Solicitors of 125 London Wall London EC2Y 5AE on 16 November 1999 at 10:15 am, (or so soon thereafter as the preceding Court Meeting of the holders of Dollar Preference Shares convened for the same day shall have been concluded or adjourned) or such later time or date as the Court so directs, at which place and time the said shareholders are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to Section 426 of the above mentioned Act are incorporated in the document of which this Notice forms part.

The holders of Sterling Preference Shares may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A yellow form of proxy for use at the meeting is enclosed with this Notice.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms appointing proxies be left at or sent by post or by facsimile transmission to the Company at Brunel Road, Earlstrees Industrial Estate, Corby, Northants NN17 4JW marked for the attention of Paul Williams not less than one hour before the time appointed for the said meeting, but if forms are not so lodged they may be handed to the Chairman at the meeting.

Holders of Sterling Preference Shares who have returned forms of proxy are not thereby precluded from attending the Meeting and voting in person if they so wish.

By the said Order the Court has appointed Mr Stuart Wallis or failing him Mr William Ty Comfort or failing him Mr John David Smith to act as Chairman of the said meeting and has directed the Chairman to report the results thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

Dated: 19 October 1999

                                                              Dibb Lupton Alsop
                                                                125 London Wall
                                                                London EC2Y 5AE
                                                      Solicitors to the Company

                          EURAMAX INTERNATIONAL LIMITED

                     NOTICE OF EXTRAORDINARY GENERAL MEETING

Notice is hereby given that an Extraordinary General Meeting of Euramax International Limited (the "Company") will be held at the offices of Dibb Lupton Alsop, Solicitors of 125 London Wall London EC2Y 5AE on 16 November 1999 at 10:30 am (or as soon thereafter as the Court Meeting of the holders of Sterling Preference Shares, (as defined in the Scheme of Arrangement hereinafter referred to) convened by direction of the High Court of Justice for the same place and date shall have concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a special resolution.

                               SPECIAL RESOLUTION

THAT:

1. the Scheme of Arrangement dated 19 October 1999 (the "Scheme") proposed to be made between the Company and the holders of the Scheme Shares (as defined in the Scheme), a print of which has been produced to this Meeting and signed for the purpose of identification by the Chairman of the Meeting, be approved and the directors of the Company be and they are hereby authorised to take or concur in all steps necessary for carrying the same into effect;

2.       for the purpose of giving effect to the Scheme:

         2.1 the capital of the Company be reduced by the cancellation of the Scheme Shares (as defined in the Scheme) and forthwith and contingently upon such reduction of capital taking effect, the capital of the Company be increased to L1,000 by the creation of such number of new ordinary shares of L1 each as shall have an aggregate nominal value equal to L1,000 ("New Shares"); and

         2.2 of the reserve arising upon the said reduction of capital, L1,000 be applied in paying up in full at par the New Shares, which shall thereupon be allotted and issued, credited as fully paid up to Euramax International, Inc.;

3. the Directors be and are hereby authorised for the purposes of Section 80 of the Companies Act 1985 to effect the allotment of the New Shares provided that (i) the maximum nominal amount of shares which may be allotted hereunder is L1,000, (ii) this authority shall expire on 31 December 1999 and (iii) this authority shall be without prejudice to any other authority under the said Section 80 previously granted and in force on the date on which this resolution is passed; and

4. subject to and forthwith upon the Scheme becoming effective the new articles of association of the Company in the form produced to the meeting and initialled by the Chairman for the purposes of identification be adopted as the articles of association of the Company in substitution for and to the exclusion of all existing articles of association of the Company.

Dated: 19 October 1999

                                                          By order of the board
                                                               R. Scott Vansant
                                                                      Secretary

REGISTERED OFFICE:
Brunel Road
Earlstrees Industrial Estate
Corby
Northants NN17 4JW


Notes:
1. A member entitled to attend and vote at the Meeting convened by this Notice above is entitled to appoint a proxy to attend and, on a poll, vote in his place. A proxy need not be a member of the Company.

2. To be valid, forms of proxy must be left at or sent by post or by facsimile transmission to the Company at Brunel Road, Earlstrees Industrial Estate, Corby, Northants NN17 4JW marked for the attention of Paul Williams not less than one hour before the time appointed for holding the Meeting. A white form of proxy is enclosed.

3. Completion of a form of proxy does not prevent a holder of Voting Ordinary Shares from attending and voting at the Meeting should he so wish. THE HOLDERS OF NON-VOTING ORDINARY SHARES AND THOSE HOLDERS OF PREFERENCE SHARES WHO HOLD AT LEAST 5 PER CENT OF THE PREFERENCE SHARES FOR THE TIME BEING IN ISSUE ("SUBSTANTIAL PREFERENCE SHAREHOLDERS") MAY ATTEND THE MEETING BUT MAY NOT VOTE THEREAT, WHETHER BY PROXY OR OTHERWISE. SUBSTANTIAL PREFERENCE SHAREHOLDERS MAY ALSO SPEAK AT THE MEETING SHOULD THEY WISH TO DO SO.